Exhibit 4.2

SHAREHOLDERS’ AGREEMENT

of

Mauser Group N.V.

Dated as of February [●], 2017

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01.	Definitions	1
Section 1.02.	Interpretation	6

ARTICLE II

BOARD OF DIRECTORS

Section 2.01.	Management Under Direction of the Board	6
Section 2.02.	Composition of the Board; Observers	7
Section 2.03.	Chairman	9
Section 2.04.	Committees of the Board	9

ARTICLE III

OFFICERS; INFORMATION RIGHTS

Section 3.01.	Officers	10
Section 3.02.	Annual Business Plan	10

ARTICLE IV

REGISTRATION RIGHTS

Section 4.01.	Demand Registration	10
Section 4.02.	Piggyback Registrations	13
Section 4.03.	S-3 Shelf Registration	14
Section 4.04.	Suspension Periods	16
Section 4.05.	Holdback Agreements	17
Section 4.06.	Registration Procedures	17
Section 4.07.	Registration Expenses	22
Section 4.08.	Indemnification	23

ARTICLE V

CONFIDENTIALITY; PUBLICITY; NON-SOLICITATION

Section 5.01.	Confidential Information	26

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TABLE OF CONTENTS

(Cont’d)

		Page

ARTICLE VI

TERMINATION

Section 6.01.	Termination	27

ARTICLE VII

GOVERNING LAW AND CONFLICT RESOLUTION

Section 7.01.	Governing Law	28
Section 7.02.	Specific Performance	28

ARTICLE VIII

MISCELLANEOUS

Section 8.01.	Successors and Assigns	28
Section 8.02.	Amendments; Waiver	28
Section 8.03.	Notices	29
Section 8.04.	Integration; Interpretation	30
Section 8.05.	Severability	30
Section 8.06.	Counterparts	31
Section 8.07.	No Third Party Beneficiaries	31

ii

THIS SHAREHOLDERS’ AGREEMENT (as amended and restated from time to time according to its terms, this “Agreement”), dated as of February [●], 2017, relating to Mauser Group N.V., a public company with limited liability (naamloze vennootschap) organized under the laws of the Netherlands (the “Company”), is entered into by and among the Company and CD&R Millennium Holdco 2 S.à r.l., a company organized under the laws of the Grand Duchy of Luxembourg (“CD&R Investor”).

W I T N E S S E T H

WHEREAS, in connection with the initial public offering of the Company’s ordinary shares, par value €0.01 per share (the “Shares”), CD&R Investor and the Company desire to enter into this Agreement to set forth their respective rights and obligations.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01.    Definitions. The following terms shall, for the purposes of this Agreement, have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For the purpose of this Agreement, the Company and each other member of the Group shall not be deemed an Affiliate of CD&R Investor. For the purposes of this Agreement, CD&R Manager shall be deemed an Affiliate of each CD&R Investor Party.

“Agreement” has the meaning given such term in the Preamble.

“Auditor” means PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft or another independent certified public accounting firm of recognized international standing and reputation appointed as the auditor of the Company.

“Automatic Shelf Registration Statement” has the meaning given such term in Section 4.03(g).

“Board” means, as of any date, the board of directors of the Company as of such date.

“Business” means the global chemical distribution business of the Group.

“Business Day” means any day (other than a Saturday or Sunday) on which banks in New York City, Amsterdam and Frankfurt are permitted under applicable Law to be open and transact business.

“CD&R Fund IX” means Clayton, Dubilier & Rice Fund IX, L.P.

“CD&R Investor” has the meaning given such term in the Preamble.

“CD&R Investor Directors” has the meaning given such term in Section 2.02(a)(iii).

“CD&R Investor Parties” means [●].

“CD&R Manager” means Clayton, Dubilier & Rice, LLC.

“CEO” means the chief executive officer of the Company.

“CFO” means the chief financial officer of the Company.

“Chairman” has the meaning given such term in Section 2.03.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” has the meaning given such term in Section 2.04(a).

“Company” has the meaning given such term in the Preamble.

“Confidential Information” has the meaning given such term in Section 5.01(a).

“Demand Registration” has the meaning given such term in Section 4.01(a).

“Demand Registration Statement” has the meaning given such term in Section 4.02(a).

“Directors” has the meaning given such term in Section 2.02(a).

“Dutch Financial Supervision Act” means the dutch financial supervision act (wet op het financieel toezicht) and any ancillary rules, decrees and regulations promulgated thereunder, as amended from time to time.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Government Entity” means any supranational, national, federal, state, provincial, local or other political subdivision thereof or entity, court, agency, administrative body or other Government Entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” means, collectively, the Company and its Subsidiaries.

“Independent Directors” has the meaning given such term in Section 2.02(a)(ii)(B).

“IPO” means the initial underwritten public offering of the Company’s ordinary shares, consummated on February [●], 2017.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity.

“Minimum Amount” means (i) $25 million or (ii) such lesser amount as agreed by CD&R Investor and the Company.

“Organizational Documents” means, with respect to any Person, the articles of association, and the deed of incorporation or other similar organizational documents of such Person.

“Original Shares” means the number of the Company’s ordinary shares owned directly or indirectly by CD&R Investor or affiliated funds on the date of this Agreement, or any shares or other securities into which or for which such Shares may have been converted or exchanged in connection with any exchange, reclassification, dividend, distribution, share split, combination, subdivision, merger, spin-off, recapitalization, reorganization or similar transaction.

“Person” means any individual, partnership, corporation, limited liability company, trust, joint venture, Government Entity or other entity or organization.

“Piggyback Registration” has the meaning given such term in Section 4.02(a).

“Price Sensitive Information” means any price sensitive information (koersgevoelige informatie) in relation to the Company or its securities as defined in section 5:53 of the Dutch Financial Supervision Act.

“Proceeding” means any litigation, arbitration, mediation, regulatory investigation or other proceeding brought before any Government Entity, arbitrator or mediator.

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Shares, as amended or supplemented and including all material incorporated therein by reference.

“Providing Party” has the meaning given such term in Section 5.01(a).

“Receiving Party” has the meaning given such term in Section 5.01(a).

“Registrable Shares” means, at any time, (i) the Shares held directly or indirectly by CD&R Investor and its Affiliates and (ii) any securities issued by the Company after the date hereof in respect of clause (i) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided that Registrable Shares shall not include any and all Shares and other securities referred to in clauses (i) and (ii) that at any time after the date hereof have been sold pursuant to an effective registration statement or Rule 144 under the Securities Act.

“Registration Expenses” has the meaning given such term in Section 4.07.

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“Registration Termination Date” has the meaning given such term in Section 4.01(a).

“Representatives” means, with respect to any Person, such Person’s Affiliates, and its and their directors, officers, employees, partners, members, managers, agents, advisors and other representatives.

“Rule 144” means Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Rule 405” means Rule 405 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Shelf Registration” has the meaning given such term in Section 4.03(a).

“Shelf Registration Statement” has the meaning given such term in Section 4.03(a).

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shares” has the meaning given such term in the Recitals.

“Share Capital” means, with respect to any entity, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such entity.

“Shelf Takedown” has the meaning given such term in Section 4.03(b).

“Short-Form Registration” has the meaning given such term in Section 4.03(a).

“Subsidiary” means, with respect to any entity, any other entity (i) whose Share Capital, having by its terms the power to elect a majority of the board of directors or any other Person performing similar functions, is owned or controlled, directly or indirectly, by such entity, (ii) whose business and policies such entity has the power, directly or indirectly, to direct, or (iii) of which 50% or more of the Share Capital, partnership or other ownership interests are owned, directly or indirectly, by such entity.

“Suspension Period” has the meaning given such term in Section 4.04.

“Transfer” means, in one transaction or a series of related transactions, directly or indirectly to transfer, sell, assign, license, convey, donate, dispose of, hypothecate, pledge or otherwise encumber or permit or suffer to exist any Encumbrance, whether voluntarily, involuntary or by operation of Law (including by way of merger, amalgamation, consolidation, spin-off or other business combination or any transfer of assets).

“Transferee” means any Person to whom CD&R Investor or any Transferee thereof Transfers Share Capital of the Company in accordance with the terms hereof.

“Underwritten Offering” means an offering registered under the Securities Act in which securities of the Company are sold to one or more underwriters on a firm-commitment basis for reoffering to the public.

“Underwritten Shelf Takedown” means an Underwritten Offering effected pursuant to a Shelf Registration.

“WKSI” has the meaning given such term in Section 4.03(g).

Section 1.02.    Interpretation. Except as the express context otherwise requires: (i) the meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms as well as to the uses of such terms as different parts of speech; (ii) the heading references herein and the table of contents hereof are for convenience only, and shall not be deemed to limit or affect any of the provisions hereof; (iii) the words “hereof,” “herein,” “hereto,” “hereby” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the words “or” and “any” are not exclusive and the words “include” and “including” shall be deemed to be followed by the phrase “without limitation”; (v) any reference to Preamble, Recital, Article or a Section shall mean a reference to the Preamble, the Recital, an Article or a Section of this Agreement; (vi) a reference to a Person includes its successors and assigns as permitted by this Agreement; (vii) a reference to days means calendar days unless otherwise noted; (viii) a reference to any contract includes permitted supplements, amendments and modifications thereof; (ix) a reference to a Law includes any amendment, modification, supplement or replacement of such Law and any rules or regulations issued thereunder; (x) the terms “dollars” and “$” mean the currency of the United States of America and the terms “euros” and “€” mean the currency of the Eurozone; (xi) references herein to any gender include each other gender and (xii) this Agreement shall be construed as being drafted by all of the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01.    Management Under Direction of the Board.

(a)    The Board shall be constituted as provided in this Article II and in the Organizational Documents of the Company. Except as otherwise expressly provided in this Agreement, the management and control of the business and affairs of the Company shall, to the maximum extent permitted by applicable Law, be vested in the Board.

(b)    The Board may, to the extent permitted by applicable Law, in its sole discretion but subject to the terms of this Agreement, delegate rights and responsibilities regarding management of the Company to officers or employees of the Company and subcontract such rights and responsibilities to third parties.

Section 2.02.    Composition of the Board.

(a)    The number of directors of the Company (the “Directors”) constituting the Board shall be fixed from time to time by the Board in accordance with, and subject to, the Organizational Documents of the Company and this Agreement, but in no event shall the Board consist of fewer than five or more than nine Directors without the express written consent of CD&R Investor. As of the date hereof, the number of Directors of the Company shall be six. Each member will serve one-year terms. The CD&R Investor shall have the right to designate Directors for nomination by the Board as members of the Board and to designate replacements for such members of the Board as set forth below:

(i)    For so long as CD&R Investor (together with its Affiliates) owns 50% or more of its Original Shares:

(A)    Up to five Directors (including the Chairman), who may be employees of CD&R Investor or its Affiliates, may be designated for nomination by CD&R Investor;

(B)    Up to three independent Directors, who may not be employees of CD&R Investor or its Affiliates, may be designated for nomination by CD&R Investor;

(ii)    If CD&R Investor (together with its Affiliates) owns less than 50% but not less than 25% of its Original Shares:

(A)    Up to two Directors, who may be employees of CD&R Investor or its Affiliates, may be designated for nomination by CD&R Investor;

(B)    Up to one independent Director, who may not be an employee of CD&R Investor or its Affiliates, may be designated for nomination by CD&R Investor (such director, together with the directors designated for nomination by CD&R Investor pursuant to Section 2.02(a)(i)(B), the “Independent Directors”); and

(iii)    If CD&R Investor (together with its Affiliates) owns less than 25% but not less than 5% of its Original Shares, up to one Director, who may be an employee of CD&R Investor or its Affiliates, may be designated for nomination by CD&R Investor (such directors, together with the directors designated for nomination by CD&R Investor pursuant to Section 2.02(a)(i)(A) and Section 2.02(a)(ii)(A), the “CD&R Investor Directors”).

(iv)    If CD&R Investor (together with its Affiliates) owns less than 5% of its Original Shares, CD&R Investor shall cease to have the right to designate any Directors for nomination (including Independent Directors) and any other rights provided under this Article II.

(v)    Notwithstanding the limitations set forth in this Section 2.02(a) with respect to “Independent Directors”, CD&R Investor may designate for nomination as an Independent Director persons who are currently or have previously served as an independent director of a portfolio company of its Affiliates and or any person who was or is an executive of a former portfolio company of its Affiliates; provided that such person meets any applicable independence requirements of a national securities exchange upon which the Shares are listed to which it is then subject.

(b)    The names and categories of the Directors (including the Chairman) as of the date hereof are set forth on Schedule 2.02(b).

(c)    In designating Directors, CD&R Investor shall endeavor to select individuals who are capable of serving actively on the Board and are reasonably knowledgeable, or capable of becoming reasonably knowledgeable promptly after becoming a Director, of the Company’s business and its plans.

(d)    In the event that CD&R Investor loses its right to designate for nomination one or more CD&R Investor Directors or Independent Directors pursuant to this Section 2.02, it shall cause such CD&R Investor Directors or Independent Directors, as applicable, to offer to resign immediately, and a successor shall be nominated to the Board in the manner prescribed in the Organizational Documents.

(e)    Subject to the other provisions of this Section 2.02, and subject to applicable Law and the Organizational Documents, any CD&R Investor Director or Independent Director may be removed (with or without cause) at any time only by CD&R Investor, upon written notice to the Board. Directors shall serve until removed and their respective successors shall have been designated and shall have been qualified and elected.

(f)    The Company shall take all actions to cause the Board to cause each individual designated for nomination pursuant to this Section 2.02 to be nominated to serve as a Director on the Board and to take all other necessary actions (including, if permitted under the Organizational Documents, calling a special meeting of the Board and/or Shareholders) to ensure that the composition of the Board is as set forth in this Section 2.02.

(g)    The Company shall reimburse each CD&R Investor Director for their reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board or committees thereof.

(h)    The Company agrees to take all actions to cause the Board to include in the slate of nominees recommended by the Board the CD&R Investor Directors and Independent Directors designated for nomination in accordance with clause (a) of this Section 2.02 and to use its best efforts to cause the election of each such designee to the Board.

(i)    Except as otherwise agreed by the CD&R Investor, the Board shall not be expanded to add an additional Director or Directors unless such increase in the size of the Board is necessary to comply with the independence requirements of a national securities exchange upon which the Company’s Shares are listed, provided that the agreement of CD&R Investor shall no longer be required when such CD&R Investor ceases to have a right to nominate a Director to the Board pursuant to this Section 2.02.

(j)    If at any time CD&R Manager, CD&R Fund IX or their Affiliates cease to control CD&R Investor, CD&R Investor and its Affiliates shall cease to have any rights to which CD&R Investor is specifically entitled under this Agreement.

Section 2.03.    Chairman. Unless otherwise agreed by CD&R Investor, the chairman of the Board (the “Chairman”) shall be designated for nomination by CD&R Investor. As of the date hereof, CD&R Investor has designated the individual so named on Schedule 2.02(b) to serve as Chairman until the earlier of his death, resignation or removal by the Board. The Chairman shall be responsible for the preparation of the agenda for each Board meeting (which shall include issues presented by other Directors), determination of the location for such Board meeting and conducting each Board meeting. If CD&R Investor (together with its Affiliates) owns less than 25% of its Original Shares, CD&R Investor shall cease to have the right to designate the Chairman.

Section 2.04.    Committees of the Board.

(a)    The Board shall have an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and may form additional committees upon the approval of the Board (each, a “Committee”). The authority of each Committee shall be determined from time to time by the Board. Committee membership shall be as determined by the Board, provided that for so long as CD&R Investor is entitled to designate any director for nomination, at least one CD&R Investor Director or Independent Director shall serve on each Committee. The right of any Director to serve on a Committee shall be subject to applicable Law and the Company’s obligation to comply with any applicable independence requirements of a national securities exchange upon which the Shares are listed to which it is then subject.

(b)    The Chairman of each Committee shall be designated by a majority of the Directors serving on such Committee.

ARTICLE III

OFFICERS; INFORMATION RIGHTS

Section 3.01.    Chief Executive Officer and Chief Financial Officer.

(a)    For so long as it (together with its Affiliates) owns no less than 25% of its Original Shares, CD&R Investor may designate the CEO and/or the CFO for appointment as management in such capacities and with such titles by the Board and may request dismissal of the CEO and/or the CFO. In the event that CD&R Investor designates the CEO or CFO for appointment or requests dismissal of the CEO and/or the CFO, the Board shall take all actions reasonably necessary to implement such designation or request.

(b)    In the event that the CEO or CFO is dismissed pursuant to Section 3.01(a), an operating partner of CD&R Manager designated by CD&R Investor who is then serving (or nominated to serve) as a CD&R Investor Director shall be entitled to serve as CEO or CFO on an interim basis until a replacement CEO or CFO is hired.

Section 3.02.    Information Rights.

(a)    As long as the CD&R Investor holds at least 5% of the Original Shares, the Company agrees to share financial and other information with, and provide access to management to, CD&R Investor, to the extent not prohibited by applicable Law and reasonably requested by CD&R Investor or any other CD&R Investor Party.

(b)    Nothing in this Agreement shall prohibit or restrict the Company from disclosing in accordance with any applicable Law any Price Sensitive Information if and when such disclosure is required under such applicable Law.

(c)    Nothing in this Agreement shall require the Company to disclose Price Sensitive Information to the extent that such disclosure would violate the Dutch Financial Supervisions Act or other applicable Law. The Parties acknowledge that pursuant to the Dutch Financial Supervision Act it is prohibited to use Price Sensitive Information to effect transactions in Shares and to disclose Price Sensitive Information to third parties.

ARTICLE IV

REGISTRATION RIGHTS

Section 4.01.    Demand Registration.

(a) Subject to the provisions of this Article IV, until the first date on which there are no Registrable Shares (the “Registration Termination Date”), CD&R Investor

may at any time request in writing registration for resale under the Securities Act of all or part of the Registrable Shares separate from a Shelf Registration (a “Demand Registration”); provided, however, that (based on the then-current market prices) the number of Registrable Shares included in the Demand Registration would, if fully sold, yield gross proceeds (prior to deducting underwriting discounts and commission and offering expenses) to CD&R Investor of at least the Minimum Amount. Subject to Section 4.02(d), Section 4.04 and Section 4.08, the Company shall use reasonable best efforts (i) to file a Registration Statement registering for resale such number of Registrable Shares as requested to be so registered (a “Demand Registration Statement”) within 30 days and (ii) if necessary, to cause such Demand Registration Statement to be declared effective by the SEC as soon as practicable thereafter. If permitted under the Securities Act, such Registration Statement shall be one that is automatically effective upon filing.

(b)    Subject to the limitations of Section 4.01(a) and Section 4.01(d), (i) CD&R Investor (in each case, on behalf of itself and its Affiliates) shall be entitled to request up to five Demand Registrations in the aggregate. A Registration Statement shall not count against the number of permitted Demand Registrations unless and until it has become effective and, accordingly, any Demand Registration that is withdrawn by the CD&R Investor for any reason prior to effectiveness will not count against the number of Demand Registrations.

(c)    The Company may include its own Share Capital in a Demand Registration or Underwritten Shelf Takedown on the terms provided below; provided that if such Demand Registration is an Underwritten Offering or an Underwritten Shelf Takedown, such Share Capital may be included only with the consent of the managing underwriters of such offering and CD&R Investor. If the managing underwriters of the requested Demand Registration or Underwritten Shelf Takedown advise the Company and CD&R Investor that in their good faith opinion the amount of Share Capital proposed to be included in the Demand Registration or Underwritten Shelf Takedown exceeds the amount of Share Capital which can be sold in such Underwritten Offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Share Capital proposed to be sold in such Underwritten Offering), the Company shall include in such Demand Registration or Underwritten Shelf Takedown, as the case may be, (i) first, the number of Registrable Shares that CD&R Investor and its Affiliates propose to sell in such offering and (ii) second, the amount of Share Capital the Company proposes to issue.

(d)    Notwithstanding the foregoing, the Company shall not be obligated to proceed with a Demand Registration if the offering to be effected pursuant to such registration can be effected pursuant to a Shelf Registration and the Company, in accordance with Section 4.03, effects or has effected a Shelf Registration pursuant to which such offering can be effected.

(e)    Upon the date of effectiveness of any Demand Registration for an Underwritten Offering and if such offering is priced promptly on or after such date, the Company shall use reasonable best efforts to keep such Demand Registration Statement effective for a period equal to 180 days from such date or such shorter period which shall terminate when all of the Registrable Shares covered by such Demand Registration have been sold by CD&R Investor, provided, however, that such period shall be extended for a period of time equal to the period CD&R Investor refrains from selling any securities included in such Registration Statement at the request of the Company or an underwriter pursuant to the provisions of this Agreement. If the Company shall withdraw any Demand Registration pursuant to Section 4.04 before the end of such 180 day period (or such longer period as the case may be) and before all of the Registrable Shares covered by such Demand Registration have been sold pursuant thereto, CD&R Investor shall be entitled to a replacement Demand Registration which shall be subject to all of the provisions of this Article IV. A Demand Registration shall not count against the limit on the number of such registrations set forth in Section 4.02(b) if (i) after the applicable Registration Statement has become effective, such Registration Statement or the related offer, sale or distribution of Registrable Shares thereunder becomes the subject of any stop order, injunction or other order or restriction imposed by the SEC or any other governmental agency and such interference is not thereafter eliminated so as to permit the completion of the contemplated distribution of Registrable Shares, (ii) in the case of an Underwritten Offering, the conditions specified in the related underwriting agreement, if any, are not satisfied or waived for any reason not attributable to CD&R Investor or its Affiliates, (iii) as a result of Section 4.01(c), less than 80% of CD&R Investor’s Registrable Shares requested to be included in the Registration Statement are included in such Registration Statement or (iv) if the Company delays or withdraws a Demand Registration requested by CD&R Investor pursuant to Section 4.04 and CD&R Investor withdraws such request.

(f)    CD&R Investor shall have the right, prior to the effectiveness of the Registration Statement, to notify the Company that it has determined that the Registration Statement be abandoned or withdrawn, in which event the Company shall abandon or withdraw such Registration Statement. CD&R Investor shall be permitted to withdraw from such registration by written notice to the Company if the price to the public at which the Registrable Shares are proposed to be sold will be less than 90% of the average closing price of the class of shares being sold in the offering during the 10 trading days preceding the date on which the notice of such offering was given pursuant to Section 4.01(a).

(g)    If CD&R Investor intends that the Registrable Shares requested to be covered by a Demand Registration shall be distributed by means of an Underwritten Offering, CD&R Investor shall so advise the Company as a part of its request for a Demand Registration. In such event or in the case of an Underwritten Shelf Takedown, the lead underwriter to administer the offering shall be chosen by CD&R Investor, subject to the prior written consent, not to be unreasonably withheld or delayed, of the Company.

Section 4.02.    Piggyback Registrations.

(a)    Whenever after the date of this Agreement and prior to the Registration Termination Date the Company proposes to register any Share Capital under the Securities Act (other than on a registration statement on Form S-8, F-8, S-4 or F-4) for its own account, and the form of registration statement to be used may be used for any registration of Registrable Shares (a “Piggyback Registration”), the Company shall give written notice to CD&R Investor of its intention to effect such a Piggyback Registration and, subject to Section 4.02(b), shall include in such registration statement and in any offering to be made pursuant to such registration statement all Registrable Shares with respect to which the Company has received a written request for inclusion therein from CD&R Investor within three days after receipt of the Company’s notice. The Company shall have no obligation to proceed with any Piggyback Registration and may abandon, terminate and/or withdraw such Piggyback Registration for any reason at any time prior to the pricing thereof provided, however, that any such abandonment, termination or withdrawal shall not prejudice the rights of CD&R Investor to make a Demand Registration request or a Shelf Registration request pursuant to the terms of this Agreement. If the Company or any other Person other than CD&R Investor proposes to sell Shares in any Underwritten Offering pursuant to a Registration Statement on Form F-3 or Form S-3 under the Securities Act, such offering shall be treated as a primary or secondary Underwritten Offering pursuant to a Piggyback Registration.

(b)    Subject to Section 4.02(c) if a Piggyback Registration is initiated as an Underwritten Offering on behalf of the Company and the managing underwriters advise the Company that in their good faith opinion the amount of Share Capital proposed to be included in such offering exceeds the amount of Share Capital (of any class) which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Shares proposed to be sold in such offering), the Company shall include in such Piggyback Registration and offering (i) first, the amount of Share Capital the Company proposes to issue, (ii) second, the number of Registrable Shares that CD&R Investor and its Affiliates propose to sell in such offering.

(c)    If any Piggyback Registration is a primary Underwritten Offering, the Company shall have the right to select the managing underwriter or underwriters to administer any such offering.

(d)    If a registration requested pursuant to this Section 4.02 involves an underwritten public offering, CD&R Investor may elect, in writing at least two Business Days prior to the effective date of the Registration Statement filed in connection with such registration, to withdraw its request to register such securities in connection with such registration and shall be permitted to withdraw from such registration by written notice to the Company if the price to the public at which the Registrable Shares are proposed to be sold will be less than 90% of the average closing price of the class of shares being sold in the offering during the 10 trading days preceding the date on which the notice of such offering was given to CD&R Investor pursuant to this Section 4.02.

Section 4.03.    Shelf Registration.

(a)    Subject to the provisions hereof, at any time following the IPO when the Company is eligible to use Form F-3 or Form S-3 or any comparable or successor form or forms or any similar short-form registration (a “Short-Form Registration”) and prior to the Registration Termination Date, and, if requested by CD&R Investor and available to the Company, such Short-Form Registration shall be a “shelf” registration statement providing for the registration of, and the sale on a continuous or delayed basis of, the Registrable Shares, pursuant to Rule 415 or otherwise (a “Shelf Registration”). At any time and from time to time following the IPO, CD&R Investor shall be entitled to request an unlimited number of Short-Form Registrations, if available to the Company, with respect to the Registrable Shares held by it and its Affiliates in addition to the other registration rights provided in Section 4.01 and Section 4.02, provided, that the Company shall not be obligated to effect any registration pursuant to this Section 4.03, (A) within 30 days after the effective date of any Registration Statement of the Company hereunder and (B) unless the amount of Registrable Shares requested to be registered by CD&R Investor and its Affiliates is reasonably expected to result in aggregate gross proceeds (prior to deducting underwriting discounts and commissions and offering expenses) of at least the Minimum Amount. Subject to Section 4.04, the Company shall use reasonable best efforts to cause Registration Statement for such Shelf Registration (a “Shelf Registration Statement”) to become effective as soon as practical thereafter. If permitted under the Securities Act, such Registration Statement shall be one that is automatically effective upon filing.

(b)    CD&R Investor and its Affiliates shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective and until the Registration Termination Date, to sell such Registrable Shares as are then registered pursuant to such Registration Statement (each, a “Shelf Takedown”), but only upon not less than three Business Days’ prior written notice to the Company (if such takedown is to be underwritten). CD&R Investor and its Affiliates shall be entitled to request that a Shelf Takedown shall be an Underwritten Offering; provided, however, that (based on the then-current market prices) the number of Registrable Shares included in each such Underwritten Shelf Takedown would reasonably be expected to yield gross proceeds (prior to deducting underwriting discounts and commission and offering expenses) to CD&R Investor of at least the Minimum Amount, and provided further that CD&R Investor shall not be entitled to request any Underwritten Shelf Takedown within 30 days after an Underwritten Offering effected pursuant to a Demand Registration, Piggyback Registration or Shelf Registration. CD&R Investor and its Affiliates shall give the Company prompt written notice of the consummation of each Shelf Takedown (whether or not underwritten).

(c)    The Company may include Share Capital of the Company other than Registrable Shares in an Underwritten Shelf Takedown for any accounts on the terms provided below, subject to Section 4.01(c). The provisions of this Section 4.03(c) apply only to a Shelf Takedown that CD&R and its Affiliates have requested be an Underwritten Offering.

(d)    If any of the Registrable Shares are to be sold in an Underwritten Shelf Takedown initiated by CD&R Investor or its Affiliates, CD&R Investor shall have the right to select the managing underwriter or underwriters to lead the offering in accordance with Section 4.01(g).

(e)    Upon filing any Short-Form Registration, the Company shall use its reasonable best efforts to keep such Short-Form Registration effective with the SEC at all times and to re-file such Short-Form Registration upon its expiration, and to cooperate in any Shelf Takedown, whether or not underwritten, by amending or supplementing the Prospectus related to such Short-Form Registration as may be reasonably requested by CD&R Investor or as otherwise required. Notwithstanding the foregoing, the Company shall not be obligated to keep any such registration statement effective, or to permit Registrable Shares to be registered, offered or sold thereunder, at any time on or after the Registration Termination Date.

(f)    If any registration is proposed by CD&R Investor to be a Short-Form Registration and an Underwritten Offering, and if the managing underwriter(s) shall advise the Company and CD&R Investor that, in its good faith opinion, it is of material importance to the success of such proposed offering to file a registration statement on Form F-1 or Form S-1 (or any successor or similar registration statement) or to include in such registration statement information not required to be included in a Short-Form Registration, then the Company shall file a registration statement on Form F-1 or Form S-1 or supplement the Short-Form Registration as reasonably requested by such managing underwriter(s).

(g)    To the extent the Company is a well-known seasoned issuer (as defined in Rule 405) (a “WKSI”) at the time any request for a Shelf Registration is submitted to the Company pursuant to Section 4.03(a) requesting that the Company file a Shelf Registration Statement, the Company shall file an automatic shelf registration statement (as defined in Rule 405) on Form F-3 or Form S-3 (an “Automatic Shelf Registration Statement”) in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, which covers those Registrable Shares which are requested to be registered. The Company shall pay the registration fee for all Registrable Shares to be registered pursuant to an Automatic Shelf Registration Statement at the time of filing of the Automatic Shelf Registration Statement and shall not elect to pay any portion of the registration fee on a deferred basis without the written consent of CD&R Investor. The Company shall use its reasonable best efforts to remain a WKSI (and not to become an ineligible issuer (as defined in Rule 405)) during the period during which any Automatic Shelf Registration Statement is effective. If at any time following the filing of an Automatic Shelf Registration Statement when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to post-effectively amend the Automatic Shelf Registration Statement to a Shelf Registration Statement or file a new Shelf Registration Statement or, if such form is not available, Form F-1 or Form S-1, have such Registration Statement declared effective by the SEC and keep such Registration Statement effective during the period during which such Short-Form Registration or Form F-1 or Form S-1 is required to be kept effective in accordance with Section 4.01(e) or Section 4.03(e), respectively.

Section 4.04.    Suspension Periods. The Company may, after receiving the written consent of CD&R Investor, (i) delay the filing or effectiveness of a Registration Statement in conjunction with a Demand Registration or a Shelf Registration or (ii) prior to the pricing of any Underwritten Offering or other offering of Registrable Shares pursuant to a Demand Registration or a Shelf Registration, delay such underwritten or other offering (and, if it so chooses, withdraw any registration statement that has been filed), but in each case described in clauses (i) and (ii) only if the Company determines (x) that proceeding with such an offering would require the Company to disclose material non-public information, which disclosure in the good faith judgment of the Board (after consultation with external legal counsel), would not otherwise be required to be disclosed at that time but for the filing, effectiveness or continued use of such Registration Statement and that the disclosure of such information at that time would not be in the Company’s best interests, or (y) that the registration or offering to be delayed would, if not delayed, materially and adversely affect the Company or the Group or materially interfere with, or jeopardize the success of, any pending or proposed material transaction, including, if material, any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other transaction. Any period during which the Company has delayed a filing, an effective date or an offering pursuant to this Section 4.04 is herein called a “Suspension Period”. If pursuant to this Section 4.04 the Company delays or withdraws a Demand Registration or Shelf Registration requested by CD&R Investor, CD&R Investor shall be entitled to withdraw such request and, if it does so, such request shall not count against the limitation on the number of such registrations set forth in Section 4.01 or Section 4.03. The Company shall provide prompt written notice to CD&R Investor of the commencement and termination of any Suspension Period (and any withdrawal of a Registration Statement pursuant to this Section 4.04). The parties hereto shall keep the existence of each Suspension Period confidential. In no event (i) may the Company deliver notice of a Suspension Period to CD&R Investor more than two times in any calendar year (or more than once in a six month period) and (ii) shall a Suspension Period or Suspension Periods be in effect for an aggregate of 90 days or more in any calendar year or any single period of time in excess of 60 days.

Section 4.05.    Holdback Agreements. If any registration pursuant to Section 4.01 or Section 4.03 shall be in connection with any Underwritten Offering, the Company will not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity), file any registration statement for the public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) or publicly announce an intention to file any such registration statement (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms promulgated for similar purposes or (ii) filed in connection with an exchange offer or any employee benefit or dividend reinvestment plan) for its own account, for a period beginning on the 10th day before the pricing date for the Underwritten Offering and extending through the earlier of (i) the 90th day after such pricing date (subject to customary automatic extension in the event of the release of earnings results of or material news relating to the Company) and (ii) the period agreed upon by the selling Shareholders and the Company in the underwriting agreement, and to sign a lock-up letter or other agreement reflecting this agreement and deliver it to the managing underwriter for such Underwritten Offering.

Section 4.06.    Registration Procedures.

(a)    Whenever CD&R Investor requests or provides notification to the Company of joining in a request that any Registrable Shares be registered pursuant to this Article IV, the Company shall use reasonable best efforts to effect, as soon as practical as provided in this Article IV, the registration and the sale of such Registrable Shares in accordance with the intended methods of disposition thereof, and, pursuant thereto, the Company shall, as soon as practical as provided herein:

(i)    subject to the other provisions of this Article IV, use reasonable best efforts to prepare and file with the SEC a Registration Statement with respect to such Registrable Shares and cause such Registration Statement to become effective as promptly as reasonably practicable (unless it is automatically effective upon filing), provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto and, to the extent reasonably practicable, documents that would be incorporated by reference or deemed to be incorporated by reference in a Registration Statement filed pursuant to a request for a Demand Registration, the Company shall furnish or otherwise make available to the holders of the Registrable Shares covered by such Registration Statement, their counsel and the managing underwriter(s), if any, copies of all such documents proposed to be filed (including exhibits thereto), which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC and proposed response thereto, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors. The Company shall not file any such Registration Statement or Prospectus, or any amendments or supplements thereto (including such documents that, upon filing, would be incorporated or deemed incorporated by reference therein) with respect to a Demand Registration to which CD&R Investor (or its counsel) or the managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company’s counsel, such filing is necessary to comply with applicable law;

(ii)    use reasonable best efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement effective for the relevant period required hereunder, but no longer than is necessary to complete the distribution of the Shares covered by such Registration Statement, and to comply with the applicable requirements of the Securities Act with respect to the disposition of all the Shares covered by such Registration Statement during such period in accordance with the intended methods of disposition set forth in such Registration Statement;

(iii)    use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States;

(iv)    deliver, without charge, such number of copies of the preliminary and final Prospectus and any supplement thereto as CD&R Investor may reasonably request in order to facilitate the disposition of the Registrable Shares of CD&R Investor covered by such Registration Statement in conformity with the requirements of the Securities Act;

(v)    use reasonable best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such U.S. jurisdictions as CD&R Investor reasonably requests and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement (provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (v), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(vi)    notify CD&R Investor and each distributor of such Registrable Shares identified by CD&R Investor, at any time when a Prospectus relating thereto would be required under the Securities Act to be delivered by such distributor, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of CD&R Investor, the Company shall use reasonable best efforts to prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (which notice shall notify CD&R Investor only of the occurrence of such an event and shall provide no additional information regarding such event to the extent such information would constitute material non-public information);

(vii)    in the case of an Underwritten Offering in which CD&R Investor participates pursuant to a Demand Registration, a Piggyback Registration or a Shelf Registration, enter into an underwriting agreement containing such provisions (including provisions for indemnification, lockups, opinions of counsel and comfort letters), and take all such other customary and reasonable actions as the managing underwriters of such offering may request in order to facilitate the disposition of such Registrable Shares, including, causing its officers to use their reasonable best efforts to support the marketing of the Registrable Shares covered by the Registration Statement (including making members of senior management of the Company available at reasonable times and places to participate in “road-shows” that the managing underwriter determines are necessary to effect the offering), adding information requested by the managing underwriters to the Prospectus, and making such representations and warranties to the holders of such Registrable Shares and the underwriters, if any, with respect to the business of the Company and its material Subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and, if true, confirm the same if and when requested;

(viii)    in the case of an Underwritten Offering in which CD&R Investor participates pursuant to a Demand Registration, a Piggyback Registration or a Shelf Registration, and to the extent not prohibited by applicable law, (A) make reasonably available, for inspection by the managing underwriters of such offering and one law firm and accounting firm acting for such managing underwriters, pertinent corporate documents and financial and other records of the

Company and its Subsidiaries and controlled Affiliates, (B) cause the Company’s officers and employees to supply information reasonably requested by such managing underwriters or law firm or accounting firm in connection with such offering, (C) make the Company’s Auditor available for any such managing underwriters’ due diligence and have them provide customary comfort letters to such underwriters in connection therewith and to CD&R Investor (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and (D) cause the Company’s outside counsel to furnish customary legal opinions and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter(s), if any, and counsel to CD&R Investor) to such underwriters and CD&R Investor in connection therewith, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and underwriters; provided, however, that such records and other information provided under clauses (A) and (B) above shall be subject to such confidential treatment as is customary for underwriters’ due diligence reviews;

(ix)    use reasonable best efforts to cause all such Registrable Shares to be listed on each primary securities exchange (if any) on which securities of the same class issued by the Company are then listed;

(x)    provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement and, a reasonable time before any proposed sale of Registrable Shares pursuant to a Registration Statement, provide the transfer agent with printed certificates for the Registrable Shares to be sold;

(xi)    make generally available to CD&R Investor a consolidated earnings statement (which need not be audited) for a period of 12 months beginning after the effective date of the Registration Statement as soon as reasonably practicable after the end of such period, which earnings statement shall satisfy the requirements of an earning statement under Section 11(a) of the Securities Act and Rule 158 thereunder; and

(xii)    promptly notify CD&R Investor and the managing underwriters of any Underwritten Offering:

(1)    when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(2)    of any request by the SEC or any other Government Entity for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding CD&R Investor;

(3)    of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement;

(4)    of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the applicable securities or blue sky laws of any jurisdiction; and

(5)    if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by this Section 4.06 cease to be true and correct.

For the avoidance of doubt, the provisions of clauses (vii), (viii) and (xi) of this Section 4.06(a) shall apply only in respect of an Underwritten Offering and only if (based on market prices at the time the offering is requested by CD&R Investor) the number of Registrable Shares to be sold in the offering would reasonably be expected to yield gross proceeds (prior to deducting underwriting discounts and commission and offering expenses) to CD&R Investor of at least the Minimum Amount.

(b)    The Company may require CD&R Investor and each distributor of Registrable Shares as to which any registration is being effected to furnish to the Company information regarding such Person and the distribution of such securities as the Company may from time to time reasonably request in writing in connection with such registration.

(c)    CD&R Investor agrees by having its Shares treated as Registrable Shares hereunder that, upon being advised in writing by the Company of the occurrence of an event pursuant to Section 4.06(a)(vi), CD&R Investor will immediately discontinue (and direct any other Persons making offers and sales of Registrable Shares to immediately discontinue) offers and sales of Registrable Shares pursuant to any Registration Statement (other than those pursuant to a plan that is in effect prior to such time and that complies with Rule 10b5-1 of the Exchange Act) until it is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 4.06(a)(vi), and, if so directed by the Company, CD&R Investor will deliver to the Company all copies, other than permanent file copies then in CD&R Investor’s possession, of the Prospectus covering such Registrable Shares current at the time of receipt of such notice, provided, however, that the time periods under this Article IV with respect to the length of time that the effectiveness of a Registration Statement must be maintained shall automatically be extended by the amount of time CD&R Investor is required to discontinue disposition of such securities.

(d)    The Company may prepare and deliver an issuer free-writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a Prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free-writing prospectus.

(e)    It is understood and agreed that any failure of the Company to file a registration statement or any amendment or supplement thereto or to cause any such document to become or remain effective or usable within or for any particular period of time as provided in Section 4.01, Section 4.03 or Section 4.06 or otherwise in this Article IV, due to reasons that are not reasonably within its control, or due to any refusal of the SEC to permit a registration statement or prospectus to become or remain effective or to be used because of unresolved SEC comments thereon (or on any documents incorporated therein by reference) despite the Company’s good faith and reasonable best efforts to resolve those comments or overcome such failure, shall not be a breach of this Agreement.

(f)    It is further understood and agreed that the Company shall not have any obligations under this Section 4.06 at any time on or after the Registration Termination Date, unless an Underwritten Offering in which CD&R Investor participates has been priced but not completed prior to the Registration Termination Date, in which event the Company’s obligations under this Section 4.06 shall continue with respect to such offering until it is so completed (but not more than 60 days after the commencement of the offering).

(g)    Notwithstanding anything to the contrary in this Article IV, the Company shall not be required to file a Registration Statement or include Registrable Shares in a Registration Statement unless it has received from CD&R Investor at least five days prior to the anticipated filing date of the Registration Statement, information regarding CD&R Investor reasonably requested by the Company and required to achieve effectiveness of such Registration Statement.

Section 4.07.    Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, FINRA fees, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”) (but not including any underwriting discounts or commissions attributable to the sale of Registrable Shares or fees and expenses of counsel and any other advisor representing any underwriters or other distributors, except for fees and expenses of counsel for the underwriters in connection with blue sky qualifications of the Registrable Shares), shall be borne by the Company. CD&R Investor shall bear the cost of all underwriting discounts and commissions associated with any sale of its Registrable Shares and shall pay all of its own costs and expenses, including all fees and expenses of any counsel (and any other advisers) representing CD&R Investor and any share transfer taxes; provided that the Company shall pay the reasonable legal fees of one deal counsel and one local counsel for CD&R Investor.

Section 4.08.    Indemnification.

(a)    The Company shall indemnify, to the fullest extent permitted by law, CD&R Investor and each Person who controls CD&R Investor (within the meaning of the Securities Act) and the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of CD&R Investor and each controlling Person against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in reliance on and in conformity with information pertaining exclusively to CD&R Investor furnished in writing to the Company by CD&R Investor expressly for use therein. In connection with an Underwritten Offering in which CD&R Investor participates conducted pursuant to a registration effected under this Article IV, the Company shall indemnify each participating underwriter and each Person who controls such underwriter (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of CD&R Investor.

(b)    In connection with any Registration Statement in which CD&R Investor is participating, CD&R Investor shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto, and shall indemnify, to the fullest extent permitted by law, the Company, its officers and directors and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that the same are made in reliance on and in conformity with information pertaining exclusively to CD&R Investor furnished in writing to the Company by or on behalf of CD&R Investor expressly for use therein. Notwithstanding anything to the contrary in this Agreement, the liability of CD&R Investor shall be limited to the net proceeds received by CD&R Investor from the sale of Registrable Shares covered by the applicable Registration Statement.

(c)    Any Person entitled to indemnification under this Section 4.08 shall (i) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person. Failure so to notify the indemnifying Person shall not relieve it from any liability that it may have to an indemnified Person except to the extent that the indemnifying Person is materially and adversely prejudiced thereby. The indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld). An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person which are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case such maximum number of counsel for all indemnified Persons shall be two rather than one. If an indemnifying Person is entitled to, and elects to, assume the defense of a claim, the indemnified Person shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying Person shall not be obligated to reimburse the indemnified Person for the costs thereof. The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, a release, satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification. The indemnifying Person shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified Person unless the indemnifying Person has also consented to such judgment or settlement.

(d)    The indemnification provided for under this Section 4.08 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer, director or controlling Person of such indemnified Person and shall survive the Transfer of Shares and the date upon which CD&R Investor no longer holds Registrable Shares but only with respect to offers and sales of Registrable Shares commenced prior to such date pursuant to this Article IV. The obligations of the Company and its Subsidiaries under this Section 4.08 shall be in addition to any liability which the Company or its Subsidiaries may otherwise have to CD&R Investor or any other Person.

(e)    If the indemnification provided for in or pursuant to this Section 4.08 is due in accordance with the terms of this Article IV, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of the indemnifying Person be greater in amount than the amount for which such indemnifying Person would have been obligated to pay by way of indemnification if the indemnification provided for under Section 4.08(a) or Section 4.08(b) had been available under the circumstances.

(f)    To the extent that CD&R Investor is, or would be expected to be, deemed to be an underwriter of Registrable Shares pursuant to any SEC comments or policies or any court of law or otherwise, the Company agrees that (i) the indemnification and contribution provisions contained in this Section 4.08 shall be applicable to the benefit of CD&R Investor in its role as deemed underwriter in addition to its capacity as a selling shareholder and (ii) CD&R Investor and its representatives shall be entitled to conduct the due diligence which would normally be conducted in connection with an offering of securities registered under the Securities Act, including receipt of customary opinions and comfort letters.

(g)    After the IPO, the Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the reasonable request of CD&R Investor , make publicly available such necessary information to permit sales of Registrable Shares by CD&R Investor pursuant to Rule 144), and it will take such further action as any holder of Registrable Shares may reasonably request, all to the extent required from time to time to enable such holder to sell shares of Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any holder of Registrable Shares, the Company will deliver to such holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

(h)    If any Registration Statement or comparable statement under state blue sky laws refers to CD&R Investor by name or otherwise as the holder of any securities of the Company, then CD&R Investor shall have the right to require (a) the insertion therein of language, in form and substance satisfactory to such holder and the Company, to the effect that the holding by CD&R Investor of such securities is not to be construed as a recommendation by such holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of the Company, or (b) in the event that such reference to CD&R Investor by name or otherwise is not in the judgment of the Company required by the Securities Act or any similar federal statute or any state blue sky or securities law then in force, the deletion of the reference to such holder.

ARTICLE V

CONFIDENTIALITY; PUBLICITY; NON-SOLICITATION

Section 5.01.    Confidential Information.

(a)    During the term of this Agreement, certain confidential non-public information and materials (x) of the Company and the other members of the Group may be disclosed to CD&R Investor and (y) of CD&R Investor and its respective direct or indirect partners, shareholders or members may be disclosed to the Company and the other members of the Group (each party providing such information, a “Providing Party” and each party receiving such information, a “Receiving Party”). It is agreed that such materials, information and data (including all reports, analysis, compilations, data, studies and other materials which contain or otherwise reflect or are based on such materials, information or data) (collectively, “Confidential Information”) constitute the property of the Providing Party, and that each Receiving Party shall, and shall cause its Representatives to, maintain strictly confidential and not disclose such Confidential Information, other than to its Representatives who need to know such Confidential Information in connection with this Agreement or the businesses of the Group or use Confidential Information for any purpose other than for the specific purpose for which such Confidential Information has been disclosed to such Receiving Party, without the prior written consent of the Providing Party at any time. Each Receiving Party agrees to ensure that its Affiliates, directors, officers, employees and agents will comply with this Section 5.01 and shall be liable for any breach hereof by such Persons.

(b)    The obligation to maintain in confidence all Confidential Information shall survive for a period of eighteen (18) months from the date of termination of this Agreement, but shall not apply to (i) any information which was known to a Receiving Party at or prior to the time of its disclosure by a Providing Party; (ii) any information which becomes lawfully known to a Receiving Party without any obligation of confidentiality to the Providing Party or its Affiliates at any time through a third party not known by such Receiving Party to be in breach of an obligation of confidentiality; (iii) any information which is or becomes known to the general public through no fault of a Receiving Party; (iv) any information which is developed by a Receiving Party or its Representatives independently of disclosure by the disclosing Person and without reference to or reliance on Confidential Information; (v) any information which a Receiving Party or its Representatives is required by applicable Law to disclose, provided that written notice of such disclosure under this clause (v) shall, to the extent legally permissible, be given promptly to the Providing Party so that it may take reasonable actions to avoid and minimize the extent of such disclosure; (vi) any disclosure of Confidential Information by CD&R Investor or its Representatives to the limited partners of the private equity funds managed by CD&R Manager or controlled by Affiliates of CD&R Investor (in the case of the CD&R Investor Parties); or (vii) disclosure to any proposed Transferee as long as such proposed Transferee agrees to be bound by the provisions of this Section 5.01 as if a party hereto.

ARTICLE VI

TERMINATION

Section 6.01.    Termination.

(a)    This Agreement shall terminate upon the earliest to occur of any of the following:

(i)    the written agreement of the parties hereto; and

(ii)    at such time as CD&R Investor ceases to own Share Capital, except for those provisions that by the terms thereof survive the termination of this Agreement, including Section 4.08 and Article V.

(b)    Nothing in this Agreement shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or to limit any other remedy available to a party on account of such breach under applicable Law.

ARTICLE VII

GOVERNING LAW AND CONFLICT RESOLUTION

Section 7.01.    Governing Law. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of such party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). Service of process made upon any party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.03. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.02.    Specific Performance. The parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto may not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to seek specific enforcement of the terms hereof and thereof in addition to any other remedy to which the parties hereto or thereto may be entitled at law or in equity.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.    Successors and Assigns. Subject to Section 8.02(c), this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company and by CD&R Investor and its successors and permitted assigns, and no term or provision of this Agreement is for the benefit of, or intended to create any obligations to, any other Person, except as otherwise specifically provided in this Agreement. CD&R Investor may assign their respective rights and obligations hereunder to any Transferees only to the extent expressly provided herein.

Section 8.02.    Amendments; Waiver.

(a)    Any provision of this Agreement may be amended or waived by mutual agreement of the parties hereto.

(b)    Any party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party except as provided in Section 8.02(a). No failure or delay by any party to insist upon the strict compliance and performance of any covenant, duty, agreement or condition of this Agreement or in exercising any right, power, privilege or remedy hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof or of any other right, power, privilege or remedy and no single or partial exercise thereof (except as otherwise specified herein) shall preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy.

(c)    This Agreement may not be assigned without the express written consent of CD&R Investor, and any purported or attempted assignment in violation hereof or thereof shall be void.

Section 8.03.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given or made if delivered personally, sent by facsimile (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight delivery service (with delivery confirmed) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

If to CD&R Investor or any of its Affiliates, to:

CD&R Millennium (Cayman) Partners L.P.

[c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152]

Attn:         [●]

Email:       [●]

with a copy (which shall not by itself constitute notice hereunder) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attn:         Steven J. Slutzky

Email:       sjslutzky@debevoise.com

If to the Company, to:

Mauser Group N.V.

[●]

Attn:       [●]

Email:     [●]

with a copy (which shall not by itself constitute notice hereunder) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attn:       Steven J. Slutzky

Email:     sjslutzky@debevoise.com

Any party may furnish a change of address to the other parties hereto in writing in accordance herewith, and such notices of change of address shall be effective upon receipt.

Section 8.04.    Integration; Interpretation. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties hereto with respect to the subject matter hereof. In the event of a conflict between this Agreement and the Organizational Documents of the Company or any of its Subsidiaries, or between the parties hereto, this Agreement shall govern.

Section 8.05.    Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereto hereunder shall be enforceable to the fullest extent permitted by applicable Law. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the Company and CD&R Investor shall negotiate in good faith to agree upon a suitable and equitable provision that shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.06.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same Agreement.

Section 8.07.    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in Section 4.08.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

MAUSER GROUP N.V.

By:
Name:
Title:

CD&R MILLENNIUM HOLDCO 2 S.Á R.L.

By:
Name:
Title:

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